Exhibit 99.1

Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS

Fiscal 2009 Third Quarter Highlights:

•                  Net sales up 73% to $28.8 million from $16.6 million for the third quarter of last year

•                  Gross profit increased to $11.6 million, or 40 percent of net sales, compared with $3.9 million, or 24 percent of net sales, for the third quarter of last year

•                  Net income was $1.3 million, versus net loss of $1.3 million for the fiscal 2008 third quarter

Philadelphia, PA – May 12, 2009 – Lannett Company, Inc. (NYSE AMEX: LCI) today reported financial results for the third quarter and first nine months of fiscal 2009 ended March 31, 2009.

For the third quarter of fiscal 2009, net sales grew 73 percent to $28.8 million from $16.6 million for the third quarter of fiscal 2008.  Net income was $1.3 million, or $0.05 per diluted share, versus a net loss of $1.3 million, or $0.05 per share, for the prior year third quarter.

“Our third quarter financial performance reflected strong sales of several key products as well as growth of our base business products,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “We expect our future performance to benefit from increased sales of our existing product line as well as our pain management products, due to the current market shortage.  In addition, we anticipate lower SG&A expenses following resolution of a litigation matter in March.”

Gross profit for the fiscal 2009 third quarter increased to $11.6 million from $3.9 million for the same period in the prior year.  Research and development expenses were $2.0 million compared with $1.5 million in the comparable prior year period.  Selling, general and administrative expenses increased to $7.5 million from $4.2 million in the same period last year, largely due to legal expenses associated with current patent challenge litigation and, to a lesser extent, severance costs related to the departure of an executive.

For the first nine months of fiscal 2009, net sales grew 62 percent to $83.6 million from $51.7 million for the first nine months of fiscal 2008.  Gross profit more than doubled to $31.6 million from $13.4 million for the same period in the prior year.  Research and development expenses were $5.7 million compared with $3.7 million in the comparable prior year period.  Selling, general and administrative expenses increased to $19.1 million from $12.5 million in the same period last year, largely due to legal expenses associated with current patent challenge litigation and, to a lesser extent, severance costs related to the departure of an executive.  Net income was $4.1 million, or $0.17 per diluted share, versus a net loss of $2.0 million, or $0.08 per share, for the prior year period.

Conference Call Information and Forward-Looking Statements

On Tuesday, May 12, 2009, the company will host a conference call with interested parties beginning at 4:30 p.m. ET to review its results of operations for the third quarter ended March 31, 2009.  The conference call will be available to interested parties by dialing 800-297-6395 from the U.S. or Canada, or 847-944-7317 from international locations, passcode 24514434.  This call is also available through a live, listen-only audio Web broadcast at www.lannett.com, where it will be archived and accessible for one year.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the company’s future performance benefiting from increased sales of its existing product line and its pain management products, and anticipated lower SG&A expenses following resolution of a litigation matter in March, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008

Net sales	$28,761,316	$16,579,512	$83,553,341	$51,654,484
Cost of sales	16,564,244	12,276,526	50,396,809	36,688,446
Amortization of intangible assets	446,167	446,166	1,338,500	1,338,498
Product royalties	143,877	(40,674)	186,874	196,672
Gross profit	11,607,028	3,897,494	31,631,158	13,430,868

Research and development expenses	1,981,338	1,516,904	5,685,168	3,715,334
Selling, general, and administrative expenses	7,491,583	4,222,103	19,116,199	12,457,030
Gain on sale of assets	38,472	—	60,481	—

Operating income (loss)	2,172,579	(1,841,513)	6,890,272	(2,741,496)

Other income (expense)	2,537	(29,786)	(43,453)	(120,179)

Income (loss) before income tax expense (benefit) and minority interest	2,175,116	(1,871,299)	6,846,819	(2,861,675)

Income tax expense (benefit)	851,310	(615,454)	2,696,733	(821,122)
Minority interest in Cody LCI Realty, LLC	(9,324)	—	(36,377)	—

Net income (loss)	$1,314,482	$(1,255,845)	$4,113,709	$(2,040,553)
Income (loss) per share:
Basic	$0.05	$(0.05)	$0.17	$(0.08)
Diluted	$0.05	$(0.05)	$0.17	$(0.08)

Shares used to calculate income (loss) per share:
Basic	24,502,629	24,268,449	24,424,187	24,208,830
Diluted	24,756,041	24,268,449	24,524,822	24,208,830

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	(UNAUDITED)
	March 31,	June 30,
	2009	2008
Assets:
Current Assets:
Cash and cash equivalents	$15,435,756	$6,256,712
Short term investments	—	354,155
Trade accounts receivable, net	29,215,192	34,114,982
Inventories, net	16,031,235	11,617,258
Interest receivable	129,459	51,781
Prepaid taxes	1,156,472	1,598,937
Deferred tax assets	4,150,938	6,997,935
Other current assets	985,517	591,415
Total current assets	67,104,569	61,583,175

Property, plant, and equipment, net	22,789,596	24,734,103

Investment securities - available-for-sale	1,486,772	2,145,980
Deferred tax assets	13,997,628	14,200,771
Intangible assets, net	9,577,063	10,361,835
Construction in progress	482,340	458,046
Other assets	168,269	195,354
Total Assets	$115,606,237	$113,679,264

Liabilities and Shareholders’ Equity:
Current liabilities	$32,252,638	$35,638,552
Long-term debt, less current portion	7,886,439	8,186,922
Other long term liabilities	547,862	532,001
Minority interest	86,685	50,309
Shareholders’ equity	74,832,613	69,271,480
Total Liabilities and Shareholders’ Equity	$115,606,237	$113,679,264